EXHIBIT 10.38


                            HOMESTAKE MINING COMPANY
                        Bonus Stock Program Election Form


         I have read the Bonus Stock Program Memorandum Dated as of June 29, 1998 (which is deemed incorporated herein by this reference), and I understand the Bonus Stock Program. I have also had the opportunity to ask all questions I may have with regard to the program, and I have received satisfactory answers to all of my questions. I understand that, in electing to participate in the Bonus Stock Program, there is no assurance that cash bonuses will in fact be paid for 1998, and therefore there is no assurance that I will in fact receive a contingent right to receive shares. I understand that the number of shares subject to any contingent share right will have a value (on the date bonuses are approved) equal to 150% of the cash foregone, that the number of shares subject to the contingent share right will be determined on that date, and that the number of shares subject to the contingent share right will not change, regardless of subsequent changes in market value of the shares. I also understand that once I forego any cash, that cash will not be paid to me even if I forfeit all rights to receive the shares subject to the contingent share right. I understand that my right to receive the shares will vest over three years from the date the cash bonus being foregone is approved by the Board of Directors - 50% after one year, 25% after two years and 25% after three years. I also understand that, with certain exceptions described in the Memorandum, I must continue to be an employee of Homestake or its affiliated companies on the vesting dates; otherwise I will forfeit all rights to the unvested shares and related dividend equivalency amounts. Finally, I understand that this election is irrevocable.

         I hereby elect to forego _____%, subject to a maximum amount of $_______________, of the cash bonus I may be entitled to receive for the year 1998. I elect to receive a contingent right to receive Homestake Mining Company Common Stock in lieu thereof. The terms of that contingent right are described in the Memorandum and in the accompanying Terms and Conditions, which are deemed incorporated in this election form. This election will be effective upon its acceptance by Homestake Mining Company.

                                    ---------------------------------
                                            Name

                                    ---------------------------------
                                            Signature

                                    ---------------------------------
                                            Date

ACCEPTED:

Homestake Mining Company

By ____________________

                Terms and Conditions to Homestake Mining Company
                        Bonus Stock Program Election Form


         1. These Terms and Conditions are a part of the contract created by the Bonus Stock Program Election Form ("Election Form") when it has been executed by you and accepted by Homestake Mining Company ("Homestake" or the "Company").

         2. The grant of a contingent right to receive Homestake Mining Company Common Stock, $1.00 par value ("Homestake Shares") pursuant to the Bonus Stock Program is made under the pursuant to the Company's Stock Option and Share Rights Plan - 1996 (the "Plan"). Any capitalized terms used herein that are not defined herein have the meanings given to them in the Plan.

         3. Effective upon (i) your proper completion, execution and delivery of the Election Form and (ii) its acceptance by Homestake, you will have made the election specified in the Election Form to forego up to 50% of your potential cash bonus for 1998 in exchange for the award of a contingent right to receive Homestake Shares in the future (the "1998 Contingent Right"). You are not assured that there will be a cash bonus for 1998 payable to you, and the making of the election specified in the Election Form does not assure that any cash bonus for 1998 will be payable in fact; you will not receive the 1998 Contingent Right unless the cash bonus foregone by you is approved by the Board of Directors, as provided below. Further, once the election is made, the election is irrevocable, and you will forever give up all rights to receive any foregone cash bonus for 1998 that otherwise would have been payable, even if you forfeit all or any part of your 1998 Contingent Right. The election may not be made as to any part of the cash bonus that has been deferred under the Company's Deferred Compensation Plan.

         4. The number of Homestake Shares subject to your 1998 Contingent Right will be that number of Homestake Shares which have a fair market value, on the day your cash bonus for 1998 is approved by the Homestake Board of Directors ("Approval Date"), equal to 150% of the amount of cash bonus for 1998 that is foregone by you. For this purpose, "fair market value" will be the Closing Price of Homestake Shares on the New York Stock Exchange on the Approval Date (or the next preceding trading day if Homestake Shares do not trade on the Approval
Date). If Homestake Shares are not listed or otherwise trading on the New York Stock Exchange at or about the Approval Date, the fair market value will be determined by the Committee in its sole discretion. Once the number of Homestake Shares subject to your 1998 Contingent Right is determined, that number of Homestake Shares is fixed and will not vary because of subsequent changes in the market value of Homestake Shares. As a result, you take the market risk of an increase or decrease in the value of the Homestake Shares subject to your 1998 Contingent Right.

       5.There also will be established for you in the records of the Company a Dividend Equivalency Account. As of each subsequent record date for dividends on Homestake Shares, there will be credited to your Dividend Equivalency Account an amount equal to the amount of dividends (a "Dividend Equivalent") that would have been payable in respect of each unvested Share subject to your 1998 Contingent Right had such Share been outstanding on that record date. Dividend Equivalents will accumulate without interest. At the time your right to receive any Share subject to your 1998 Contingent Right vests, you will also vest in and be entitled to receive the accumulated Dividend Equivalents that have accrued in your Dividend Equivalency Account in respect of such Share. Under no circumstances will you have any rights in or right to receive any Dividend Equivalent until you vest in the Share in respect of which the Dividend Equivalent is credited. If your right to receive any Shares subject to your 1998 Contingent Right is forfeited, your right to receive related Dividend Equivalents will also be forfeited at the same time. Any subsequent reference in these Terms and Conditions to Shares will be deemed to refer to the related Dividend Equivalents, and any subsequent reference in these Terms and Conditions to the vesting in and/or issuance of Shares also will be deemed to refer to the vesting in and/or payment of the related Dividend Equivalents.

         6. Your right to receive Homestake Shares subject to your 1998 Contingent Right will vest over three years. Your right to receive 50% of the Homestake Shares subject to your 1998 Contingent Right will vest on the first anniversary of the Approval Date. Your right to receive an additional 25% will vest on each of the second and third anniversaries of the Approval Date. The right to receive Shares is also contingent on your continuing to be an Employee of Homestake (or an affiliated company) on the vesting date as set out below. Shares will not be issued, and you will have no rights of ownership in respect thereof, except and until your rights to the Homestake Shares have vested. Except for transfers by will or under laws of descent or distribution, interests in and rights to receive Homestake Shares under your 1998 Contingent Right may not be sold, assigned, pledged or otherwise transferred until rights to the Homestake Shares have vested and the Homestake Shares have been issued.

         7. (a) Except as hereafter provided, all rights to receive Homestake Shares under your 1998 Contingent Right that have not already vested immediately will expire and be forfeited if you cease to be an "Employee" (as defined in the Plan) of Homestake or any Affiliate of Homestake prior to an anniversary of the Approval Date ("Termination of Employment"). If any company or other entity which is your employer ceases to be an Affiliate of Homestake, then you will be deemed to have ceased being an Employee as of the time that company or other entity ceases to be an Affiliate.

                  (b) If your  Termination of Employment is because you (i) die,
(ii) are Disabled (as defined in the Homestake Retirement Plan), (iii) retire from Homestake or any Affiliated Company on or after your Normal Retirement Date or on your Early Retirement Date (as defined in the Homestake Retirement Plan), or (iv) retire at a time when you are eligible to receive a "Retirement Benefit" under the Homestake Executive Supplemental Retirement Plan, your right to receive all unvested Homestake Shares subject to your 1998 Contingent Right will immediately vest, and you will be entitled to receive all Homestake Shares subject to the 1998 Contingent Right as of the date of Termination of Employment.

                  (c) If there is a "Corporate Transaction" or a "Change of Control" of Homestake, as defined in the Plan, then under certain circumstances outlined in the Plan, there may be an acceleration of vesting of your right to receive Homestake Shares subject to your 1998 Contingent Right. If that occurs, then you may vest in and be entitled to receive Homestake Shares subject to your 1998 Contingent Right, or cash in lieu thereof under certain circumstances.

                  (d) If your Termination of Employment takes place within one year following a "Change of Control" and is as a result of (i) termination by Homestake other than for "Good and Sufficient Cause" or (ii) termination by you for "Good Reason," (all as defined in Homestake's Change of Control Severance
Plan), then on such termination, your right to receive any unvested Homestake Shares subject to your 1998 Contingent Right will immediately vest, and you will be entitled to receive all Homestake Shares subject to your 1998 Contingent Right as of the date of Termination of Employment.

                   (e) The Committee will have the authority, in its discretion, to extend the term of your 1998 Contingent Right to include all or part of any period of time during which you continue as an Employee of any corporation, joint venture, partnership or other entity in which Homestake has, directly or indirectly, at least a 20% ownership or profits interest or during which you act as a consultant to Homestake, any of its Affiliates, or any corporation, joint venture, partnership or other entity in which Homestake has, directly or indirectly , at least a 20% ownership or profits interest.

         8. You do not own any Homestake Shares subject to your 1998 Contingent Right until your right to receive such Homestake Shares has vested and such Homestake Shares have actually been issued. Until issuance of the Homestake Shares, you will not be entitled to exercise any voting rights or receive dividends in respect thereof.

         9. Notwithstanding anything contained herein to the contrary, Homestake's obligation to issue or deliver Homestake Shares hereunder will be subject to all applicable laws, rules and regulations, including stock exchange rules. If any laws, rules or regulations require that Homestake take any action before issuance and delivery of Homestake Shares subject to your 1998 Contingent Right, then the date of issuance and delivery will be delayed for the period necessary to take such action.

         10. As a condition to the issuance and delivery of any Homestake Shares subject to your 1998 Contingent Right, Homestake will have the right to require you to remit to Homestake, or Homestake will have the right to withhold from any amounts payable to you, as compensation or otherwise, amounts sufficient to satisfy all federal, state, provincial and local tax and other withholding requirements. Alternatively, if you give written notice to Homestake at least seven days in advance of any anniversary of the Approval Date, Homestake will retain a portion of the Homestake Shares and Dividend Equivalents otherwise payable to you on that anniversary of Approval Date, in an amount equal in value to the required withholding amounts, which it will use to satisfy such withholding requirements; provided, however, that if

Homestake withholds an incorrect amount, that will not relieve you from paying the correct amount, if Homestake underwithholds, nor will it relieve Homestake from reimbursing you, if Homestake overwithholds.

         11. These Terms and Conditions incorporate the Plan by reference. In the event of a conflict between these Terms and Conditions and the Plan, the Plan, as interpreted and administered by the Committee, will prevail.